(A free translation of the original in Portuguese)

Exhibit 1

# *Judicial Reorganization - Oi*

# Monthly Activity Report (MAR) October 2016

*December 15, 2016*



State of Rio de Janeiro – Judiciary Branch - Judicial District of the Capital's Notary Office of the 7th Business Law Court
Av. Erasmo Braga, 115 Lna Central 706 –CEP: 20020-903 - Centro -Rio de Janeiro -RJ

**José Braga**
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel: +55(11) 3074-6000

December 15, 2016

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, Pricewaterhouse Coopers Assessoria Empresarial Ltda. ("PwC") and the Escritório de Advocacia Arnoldo Wald ("Wald") (hereinafter jointly referred to as "JA"), legal administrators appointed in the Judicial Reorganization process of Oi S.A. – Em recuperação Judicial ("Oi SA"), Telemar Norte Leste SA - em Recuperação Judicial ("Telemar"), Oi Móvel S.A. – em Recuperação Judicial ("Oi Móvel"), Copart4 Participações S.A. - em Recuperação Judicial ("Copart4"), Copart5 Participações S.A. - em Recuperação Judicial ("Copart5"), Portugal Telecom International Finance B.V. - in Judicial Reorganization ("PTIF") and Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization ("Oi Coop"), respectfully appear before Your Honor to presence to present their Monthly Activity Report (MAR) for October 2016.

It includes certain accounting and Financial information referring to October 2016 of the companies Oi S.A., Telemar, Oi Móvel, Copart4, Copart5, PTIF and Oi Coop (hereinafter referred to as the "Parties under Reorganization").

This report should be read together with our preliminary activity report dated August 26, as well as the other monthly activity reports, dated September 15, October 17 and November 16, 2016.

The information presented below is mainly based on data and elements presented by the Parties under Reorganization. The individual Financial statements of all Parties under Reorganization, and the consolidated Financial statements of the Oi Group (including, but not limited to, the Parties under Reorganization) are audited annually by independent auditors. The auditors apply limited review procedures to file the Oi Group's Consolidated Quarterly Financial Information ("ITRs") with the CVM. With respect to the individual Financial information of each of the Parties under Reorganization, prepared for monthly periods other than these included in the ITRs submitted to CVM, are not submitted to an independent audit review, either by the auditors engaged by the Oi Group or by the Administrators.

**José Braga**
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel: +55(11) 3074-6000

Our work as Administrators is aimed at providing this Court with knowledge on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of these companies. The Management of the Parties under Reorganization is responsible for the Financial information, and the independent auditor engaged by them is qualified to express an opinion on the same annually.

The work carried out by the Administrators consisted of obtaining and reviewing the Parties under Reorganization consolidated accounting and Financial information prepared by Oi Group's Management, analysis on major variations observed in that information for the corresponding month, discussions with the Management of the Parties under Reorganization on the causes of such variations, updates in the list of creditors and development of the analysis in progress odn the same way, as also providing updated information on the Administrators work until the issuance of this MAR.

Therefore, the purpose of this report is to inform Your Honor on the most up-to-date financial status of the Parties under Reorganization, based on such information made available to us, and on the progress of the Judicial reorganization process. The monthly reports may also contain, in addition to the necessary updating, other material information relevant to support the ongoing process.

The Administrators inform that the Parties under Reorganization have provided the information in this Report up to December 9, 2016.

We appreciate the opportunity to advise Your Honor on this process. In case Your Honor requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours truly,

PricewaterhouseCoopers Assessoria Empresarial Ltda.

Escritório de Advocacia Arnoldo Wald

Judicial Administrators

# Table of contents

All amounts are presented in this report in thousands of R$, unless otherwise indicated.

Certain terms written with the capitalized first letter throughout this MAR have their meanings explained in the Glossary, at the end. We recommend the reading of them.

# Executive summary

# *Summary of the main topics addressed in this report*

## 1 Financial Result – Exposure to Exchange effects

- As observed in previous months, the appropriation of foreign exchange variation on several operations denominated in foreign currencies, namely loans in foreign entities not included in the scope of the RJ, had an important effect on the consolidated results of the Parties under Reorganization in October 2016.
- The opening exchange quotations (PTAX) for October 2016 were BRL 3.2462 per US Dollar and BRL 3.6484 per Euro. At the end of the month, the Brazilian Real had appreciated against these currencies, respectively by 2.01% and 4.59%, with the closing rates at BRL 3.1811 per US Dollar and BRL 3.4811 per Euro. This scenario together with the exchange exposure, influenced the evolution of the Financial result, which in September had a negative impact of BRL 555 million on the consolidated result and had a positive impact of BRL 804 million in October.
- Throughout this report, we have commented on these effects individually where significant impacts on the consolidated information of the Parties under Reorganization were observed.

| Indicators | 31-May-16 | 30-Jun-16 | 31-Jul-16 | 31-Aug-16 | 30-Sep-16 | 31-Oct-16 |
|---|---|---|---|---|---|---|
| **USD** | 3,5951 | 3,2098 | 3,2390 | 3,2403 | 3,2462 | 3,1811 |
| % Variation in the month | | -10,72% | 0,91% | 0,04% | 0,18% | -2,01% |
| **EURO** | 4,0039 | 3,5414 | 3,6183 | 3,6116 | 3,6484 | 3,4811 |
| % Variation in the month | | -11,55% | 2,17% | -0,19% | 1,02% | -4,59% |
| **CDI** | | 1,16% | 1,11% | 1,21% | 1,11% | 1,05% |
| **IPCA(m-2)** | | 0,61% | 0,78% | 0,35% | 0,52% | 0,44% |
| **Business days** | | 22 | 21 | 23 | 21 | 20 |

Source: Information provided by the Management

- It is important to remember that, in the third quarter, the Parties under Reorganization terminated the derivative operations, that aimed to hedge all the loans denominated in foreign currency in relation to the exchange variation.

# Summary of the main topics addressed in this report

## 2 Meeting of accounts - Co-Billing and ITX

- The meeting of accounts between receivables and amounts payable, referring to reciprocal services provided between telephone operators continued to retain significant importance in the month of October. This transaction resulted in the receipt of BRL 52 million, as shown in the table below :

| BRL millions | Oct-2016 |
|---|---|
| Effect of Settlement of Co-Billing and Interconnection - Accounts Receivable | -375 |
| Effect of Settlement of Co-Billing and Interconnection - Accounts Payable | -324 |
| **Net effect on cash and cash equivalents** | **52** |

Source: Financial information made available by the Parties under reorganization

- Such account settlement is a usual and recurrent practice of the market, and it is supported by contractual arrangements, regulatory guidelines and legal aspects.
- Other balance sheet explanations are presented in the "Financial Information" section below.

# Summary of the main topics addressed in this report

## 3 Main events in the period - October 2016 and subsequent events until the issuance of this MAR

- In October 2016, the Parties under Reorganization maintained the usual operational flow of their activities, with no significant extraordinary events taking place, in addition to the exchange impact on operations held in foreign currency.
- The most significant movements observed in the Financial information presented to us for the period are reflections of RJ, such as :

  i. On October 11, 2016, the deadline for challenging or authorizing the claims against the Parties under Reorganization was closed.

  ii. On November 21, 2016, a new Financial advisor (LAPLACE Finance) was contracted to assist the Management with the Judicial Reorganization process (subsequent event).

  iii. On November 24, 2016, a conciliation hearing related to the debit with ANATEL was held, as part of a mediation proceeding instituted as a result of RJ (subsequent event).

  iv. On December 1, 2016, the legal administrators appointed to oversee the suspension of payment procedures of the subsidiaries of Oi Brasil Holdings Coöperatief UA - in Judicial Reorganization ("Oi Coop") and Portugal Telecom International Finance B.V . - in Judicial Reorganization ("PTIF"), Oi's Financial vehicles in the Netherlands, filed with the District Court of Amsterdam in the Netherlands, requests for conversion of suspension of payment procedures into Bankruptcy proceedings under Dutch law (subsequent event).

- We did not observe other significant operational events in the month, besides those mentioned above and those caused by the reflexes of the RJ process, as commented throughout this MAR and the previous reports.

# Executive Report

# *Introduction*

- The purpose of this report is to present the evolution of the equity and the results of the Parties under Reorganization in October 2016, based on the consolidated Financial information made available by the Administration.
- Oi Group decided to request to RJ on June 20, 2016, based on the Judicial reorganization and Bankruptcy Act, which was approved on June 29 by the 7th Business Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro ( Case No. 0203711-65.2016.8.19.0001). The Judicial Reorganization involves the following companies :

  **i.** **Oi S.A. - em Recuperação Judicial ("Oi S.A.");**

  **ii.** **Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste");**

  **iii.** **Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel");**

  **iv.** **Copart4 Participações S.A. - em Recuperação Judicial ("Copart4");**

  **v.** **Copart5 Participações S.A. - em Recuperação Judicial ("Copart5");**

  **vi.** **Portugal Telecom International Finance B.V. – under Judicial Reorganization("PTIF"); and**

  **vii.** **Oi Brasil Holdings CoöperatiefU.A. – under Judicial Reorganization ("Oi Coop").**
- We are not going to describe in depth the Parties under Reorganization or the causes of the RJ process, since these topics have already been presented in the Preliminary Activity Report, dated August 26, 2016. In order to facilitate the reading of this report, the complete corporate structure of the Oi Group and a brief description of each Party under Reorganization are included in Attachments 2 and 3 of this report.
- Our analysis is based on public and Financial information prepared by the Management of the Parties under Reorganization.
- Until the date of finalizing this report, the Administrators had received almost all the information requested, only pending certain data, mainly for refining and standardizing of the information for the next MARs.

# *Basis of preparation – Parties under Reorganization Consolidated Information*

• It is important to note that, when we refer in the MARs on the "Parties under Reorganization Consolidated Information", this information refers to the material prepared by the Management which includes the monthly disclosure of balance sheets, statements of operations and cash flows combined only for the seven Parties under Reorganization, and not for the entire Oi Group, as is customarily done in quarterly (ITR) and annual (Consolidated Financial Statements) disclosures. This work is done by the Management of the Parties under Reorganization to evidence collectively, as if they were a single entity, the Financial Information of the Group in RJ process, as they are economically joined under common control. In this case, the presentation of the combined financial statements is more representative for the users of that information than the presentation of the individual Financial statements of each entity.

• In accordance with our discussions and understandings with the Management of the Parties under Reorganization, this presentation is also in line with the manner the Judicial Reorganization Plan was conceived and proposed. In our objective of understanding and explaining, when relevant, the fluctuations in the equity or results of operations observed in the Parties under Reorganization Consolidated Information, we have requested and reviewed specific information from one or more of the Parties under Reorganization individually, as well as the documentation supporting the combination process resulting in that information, which are necessarily based on the individual balances of each entity.

**Important comments on the Financial information addressed in this report :**

•The consolidated Financial information of the Oi Group, as well as the Financial information of each of the Parties under Reorganization, ended on December 31 of each year, are subject to audit by an independent auditor. For quarterly reviews that result in packages identified as ITR filed with the Brazilian Securities Commission (CVM), the auditor's analysis reviews are more limited than for year-end procedures. Monthly accounting and Financial information is not audited but is used to prepare the Consolidated information of the Parties under Reorganization analyzed on the premise that the accounting practices, account classification and reporting procedures are consistent with those prepared for the audited / reviewed periods, as far as possible.

• The monthly consolidated Financial information of the Parties under Reorganization, dated October 31, 2016, summarized in the following sections, is compared with those presented in the MAR issued on November 16, 2016, whose base date information is September 30, 2016. Such information includes the balance sheet, the statement of operations for the month (obtained by the difference between the balances accumulated between September 30 and October 31, 2016) and the managerial direct cash flows, only for the seven Parties under Reorganization.

• For further information on the work of the auditors and the consolidation process, please refer to Attachment I (Consolidation Procedures) and Attachment II (Qualification and emphasis matters paragraphs of the Financial Statements.

# Financial Information

# Parties under Reorganization Consolidated - Balance Sheet Assets – September 30 and October 31, 2016

**Balance sheet**
**Assets**

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Cash and cash equivalentes | 6,150,745 | 6,455,893 |
| Financial investments | 60,688 | 26,422 |
| Accounts receivable | 8,131,973 | 7,620,860 |
| Inventory | 254,530 | 254,752 |
| Current tax recoverable | 1,956,960 | 1,959,850 |
| Deposits and court blocked accounts | 1,101,499 | 1,064,872 |
| Dividends and interest on equity | 612,601 | 612.,01 |
| Other assets | 1,758,141 | 1,748,564 |
| Assets held for sale | 514,128 | 502,134 |
| Loans receivable | 798,162 | 772,093 |
| Credits with related parties | 66,935 | 64,252 |
| **Current assets** | **21,406,362** | **21,082,293** |
| Credits with related parties | 16,174 | 14,967 |
| Financial investments | 81,584 | 79,523 |
| Deferred tax to be recovered | 7,800,751 | 7,465,476 |
| Other taxes | 1,077,223 | 1,031,481 |
| Deposits and court blocked accounts | 13,727,784 | 13,733,308 |
| Other assets | 370,946 | 369,632 |
| Investiments | 7,712,982 | 7,627,711 |
| Property, plant and equipment | 24,824,534 | 24,777,053 |
| Intangible assets | 2,761,513 | 2,717,525 |
| **Non-current assets** | **58,348,222** | **57,816,676** |
| **Total Assets** | **79,754,584** | **78,898,969** |

Source: financial statements and management information.

## Balance Sheet - Current and non-current assets

We present on the left the Parties under Reorganization Consolidated Balance Sheets (Assets), for the months ended September 30, 2016 and October 31, 2016 provided by Management.

We will address below the main monthly variations observed, presenting the relevant clarifications provided by Management.

- According to Management, the Cash flows should be analyzed considering collectively the balances of the **Cash and Cash Equivalents and Short-term Investments.** Between September 2016 and October 2016, these balances increased by approximately R$ 269 million.
- The positive variation in Cash balances arises from the operating generation of cash (R$ 318 million), composed mainly from:
  i. Ordinary payments from clients (positive effect of R$ 1,996 million).
  ii. Expenses with rents, plant maintenance, service channels, among others (negative effect of R$ 1,230 million).
  iii. Payment of taxes (negative effect of R$ 655 million).
  iv. Expenses with Investments (negative effect of R$ 316 million).
- We will re-address the issue in the Cash Flow Statement for the month at the end of this section.

# Parties under Reorganization Consolidated - Balance Sheet Assets – September 30 and October 31, 2016(continued)

**Balance sheet**
**Assets**

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Cash and cash equivalentes | 6,150,745 | 6,455,893 |
| Financial investments | 60,688 | 26,422 |
| Accounts receivable | 8,131,973 | 7,620,860 |
| Inventories | 254,530 | 254,752 |
| Current taxes recoverable | 1,956,960 | 1,959,850 |
| Deposits and court blocked accounts | 1,101,499 | 1,064,872 |
| Dividends and interest on equity | 612,601 | 612.,01 |
| Other assets | 1,758,141 | 1,748,564 |
| Assets held for sale | 514,128 | 502,134 |
| Loans receivable | 798,162 | 772,093 |
| Credits with related parties | 66,935 | 64,252 |
| **Current tax assets** | **21,406,362** | **21,082,293** |
| Credits with related parties | 16,174 | 14,967 |
| Financial investments | 81,584 | 79,523 |
| Deferred taxes recoverable | 7,800,751 | 7,465,476 |
| Other taxes | 1,077,223 | 1,031,481 |
| Deposits and court blocked accounts | 13,727,784 | 13,733,308 |
| Other assets | 370,946 | 369,632 |
| Investiments | 7,712,982 | 7,627,711 |
| Fixed assets | 24,824,534 | 24,777,053 |
| Intangible assets | 2,761,513 | 2,717,525 |
| **Non-current assets** | **58,348,222** | **57,816,676** |
| **Total Assets** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information

## Balance Sheet - Current and non-current assets (continued)

- The reduction observed in the balance of **Accounts Receivable in October was approximately R$ 511 million (equivalent to 6% of its balance in September), mainly attributed to:**
  i. The settlement of receivables related to services rendered reciprocally between the Brazilian telephone operators, most of which are denominated by the Company as "Co-billing / interconnection", together with the increase in receivables balance of this nature in October 2016, was R$ 375 million.
  ii. Increase in the balance of onlendings (rectifying account) related to amounts collected in telephone bills of other operators' titleholders, which had not yet been effected by Oi, of R$ 103 million.
  iii. Sale of portfolio to Rio Alto: R$ 36 million. The operation with the related party Rio Alto is similar to a discount of receivables. This operation generates cash for the issuers of receivables, costs related to the discount operation of securities and Financial expenses, as well as revenues for Rio Alto, a company that is not part of the Parties under Reorganization group, in which Oi SA Holds a 50% participation.
  iv. Receipt of R$ 31 million corresponding to LDI values of other operators.
  v. Ordinary increase in net receivables due to higher delinquency in the month, involving an increase of R$ 72 million in the balance.

# Parties under Reorganization Consolidated - Balance Sheet Assets – September 30 and October 31, 2016 (continued)

**Balance sheet**
**Assets**

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Cash and cash equivalents | 6,150,745 | 6,455,893 |
| Financial investments | 60,688 | 26,422 |
| Accounts receivable | 8,131,973 | 7,620,860 |
| Inventories | 254,530 | 254,752 |
| Current taxes recoverable | 1,956,960 | 1,959,850 |
| Deposits and court blocked accounts | 1,101,499 | 1,064,872 |
| Dividends and interest on equity | 612,601 | 612,601 |
| Other assets | 1,758,141 | 1,748,564 |
| Assets held for sale | 514,128 | 502,134 |
| Loans receivable | 798,162 | 772,093 |
| Credits with related parties | 66,935 | 64,252 |
| **Current tax assets** | **21,406,362** | **21,082,293** |
| Credits with related parties | 16,174 | 14,967 |
| Financial investments | 81,584 | 79,523 |
| Deferred taxes recoverable | 7,800,751 | 7,465,476 |
| Other taxes | 1,077,223 | 1,031,481 |
| Deposits and court blocked accounts | 13,727,784 | 13,733,308 |
| Other assets | 370,946 | 369,632 |
| Investiments | 7,712,982 | 7,627,711 |
| Fixed assets | 24,824,534 | 24,777,053 |
| Intangible assets | 2,761,513 | 2,717,525 |
| **Non-current assets** | **58,348,222** | **57,816,676** |
| **Total Assets** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information.

## Balance Sheet - Current tax non-current assets (continued)

- The short-term balance of **Deposits and court blocked accounts** is calculated based on the average of the write-offs in the account over the last 12 months up to the closing date. According, by the fluctuations of deposits should be analysed adding the short and long-term amounts. Considering that analysis, the negative variation was R$ 31 million (a decrease of 0.2% in relation to the previous month), mainly explained by the write-offs due to recovery of amounts related to closed (PEX) processes. According to court guidelines, as from the request of RJ, the Parties under Reorganization should not make new deposits or court blocked accounts.
- The balances of **Loans receivable and related parties credit with** (CP and LP) refer mainly to loans with entities based abroad that are not contemplated in the RJ process (not Parties under Reorganization). Since the loan contracts were denominated in foreign currency (US Dollars and Euro), the balances were significantly impacted by the exchange variation of the month, as described in the "Summary of the Main topics addressed to this report" section. When analyzing the balances together, we observed a reduction of R$ 30 million (3%) between September and October 2016, explained by the following factors :

  i. Negative impact of R$ 26 million arising from the exchange variation on loans receivable from companies not in receivership.

  ii. R$ 7 million related to amortizations of loans received from Related Parties.

  iii. Increase of R$ 3 million due to the provision of interest on loans.

# Parties under Reorganization Consolidated - Balance Sheet Assets – September 30 and October 31, 2016(continued)

**Balance sheet**
**Assets**

| R$ Thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Cash and cash equivalentes | 6,150,745 | 6,455,893 |
| Financial investments | 60,688 | 26,422 |
| Accounts receivable | 8,131,973 | 7,620,860 |
| Inventories | 254,530 | 254,752 |
| Current taxes recoverable | 1,956,960 | 1,959,850 |
| Deposits and court blocked accounts | 1,101,499 | 1,064,872 |
| Dividends and interest on equity | 612,601 | 612,601 |
| Other assets | 1,758,141 | 1,748,564 |
| Assets held for sale | 514,128 | 502,134 |
| Loans receivable | 798,162 | 772,093 |
| Credits with related parties | 66,935 | 64,252 |
| **Current tax assets** | **21,406,362** | **21,082,293** |
| Credits with related parties | 16,174 | 14,967 |
| Financial investments | 81,584 | 79,523 |
| Deferred taxes recoverable | 7,800,751 | 7,465,476 |
| Other taxes | 1,077,223 | 1,031,481 |
| Deposits and court blocked accounts | 13,727,784 | 13,733,308 |
| Other assets | 370,946 | 369,632 |
| Investiments | 7,712,982 | 7,627,711 |
| Fixed assets | 24,824,534 | 24,777,053 |
| Intangible assets | 2,761,513 | 2,717..25 |
| **Non-current assets** | **58,348,222** | **57,816,676** |
| **Total Assets** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information

## Balance Sheet - Current and non-current assets (continued)

- In September 2016, the balance of **Deferred taxes recoverable** increased R$ 294 million in relation to August due to the consideration of interest incurred as temporary differences for IR / CS calculation purposes. As of October 2016, the balance decreased R$ 335 million mainly due to the effect of interest and exchange variation on debts in the month. Further details will be presented in the section "Statement of the Monthly Result" in the topic "Deferred tax Income Tax and Social Contribution".
- The decrease of R$ 46 million recorded in **Other taxes** in October is mainly due to the offset of IR / CS credits with taxes to be collected of the same nature and compensation of ICMS due, in agreement with the State of Rio de Janeiro (Law 7.298 / 16 and Resolution No. 940/15).
- The net reduction of R$ 85 million observed in **Investments** is mostly explained by the following results of its subsidiaries, which are not involved in the RJ process, in October 2016 :
  - i. Negative result of R$ 122 million referring to the change in the value of Oi S.A.'s share in PT Participações 'shareholders' equity, mainly due to the devaluation of the Euro against the Real in October 2016;
  - ii. Loss of R$ 28 million recorded in Serede.
  - iii. Profit of R$ 69 million obtained by Oi Internet.

# Parties under Reorganization Consolidated - Balance Sheet Assets – Liabilities and Shareholders' Equity – September 30, and October 31, 2016

Balance sheet
Liabilities and Stockholders' Equity

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Salaries, social charges and benefits | 403,038 | 399,689 |
| Suppliers | 8,199,641 | 7,754,981 |
| Loans and Financial | 48,659,224 | 47,734,696 |
| Derivative Financial instruments | 104,694 | 104,694 |
| Current taxes payable | 1,605,352 | 1,616,542 |
| Dividends and interest on capital | 29,102 | 6.,97 |
| Authorizations and concessions payable | 84,450 | 93,332 |
| Tax reFinancial program | 89,944 | 89,912 |
| Provisions | 863,308 | 860,068 |
| Other obligations | 1,489,736 | 1,499,792 |
| **Current liabilities** | **61,528,489** | **60,160,002** |
| Loans and Financial | 8,304 | 19,197 |
| Other taxes | 1,038,060 | 1,056,984 |
| Authorizations and concessions payable | 7,374 | 7,043 |
| Tax ReFinancial Program | 637,103 | 629,381 |
| Provisions | 3,604,947 | 3,610,087 |
| Pension fund provisions | 416,094 | 416,121 |
| Provisions for investment losses | 244,919 | 227,408 |
| Other obligations | 2,762,359 | 2,734,322 |
| **Non-current liabilities** | **8,719,160** | **8,700,543** |
| **Stockholders' equity** | **9,506,935** | **10,038,424** |
| **Total liabilities** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information.

## Balance Sheet - Liabilities and Stockholders' Equity

We present on the left the Consolidated Balance Sheets (Liabilities) of the Parties under Reorganization for the months ended September 30, 2016 and October 31, 2016, provided by the Management.

Below we analyze with the main variations observed in the month, with the relevant clarifications provided by Management.

• The balance of **Suppliers** reduced, net, by approximately R$ 445 million, or 5% in relation to the previous month. The variation is mainly due to the following factors:

i. Settlement by meeting of accounts with amounts receivable related to services rendered reciprocally between the operators (Co-billing / interconnection) of R$ 324 million.

ii. Reduction of R$ 71 million in services taken from other operators and partners in the month.

iii. Settlement of invoices related to capital goods of R$ 23 million in the month.

# Parties under Reorganization Consolidated - Balance Sheet Assets – Liabilities and Shareholders' Equity – September 30, and October 31, 2016 (continued)

**Balance sheet**
**Liabilities and Stockholders' Equity**

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Salaries, social charges and benefits | 403,038 | 399,689 |
| Suppliers | 8,199,641 | 7,754,981 |
| Loans and Financial | 48,659,224 | 47,734,696 |
| Derivative Financial instruments | 104,694 | 104,694 |
| Current tax payable | 1,605,352 | 1,616,542 |
| Dividends and interest on capital | 29,102 | 6,297 |
| Authorizations and concessions payable | 84,450 | 93,332 |
| Tax ReFinancial Program | 89,944 | 89,912 |
| Provisions | 863,308 | 860,068 |
| Other obligations | 1,489,736 | 1,499,792 |
| **Current tax liabilities** | **61,528,489** | **60,160,002** |
| Loans and Financial | 8,304 | 19,197 |
| Other taxes | 1,038,060 | 1,056,984 |
| Authorizations and concessions payable | 7,374 | 7,043 |
| Tax ReFinancial Program | 637,103 | 629,381 |
| Provisions | 3,604,947 | 3,610,087 |
| Pension fund provision | 416,094 | 416,121 |
| Provisions for investment losses | 244,919 | 227,408 |
| Other obligations | 2,762,359 | 2,734,322 |
| **Non-current liabilities** | **8,719,160** | **8,700,543** |
| **Stockholders' Equity** | **9,506,935** | **10,038,424** |
| **Total liabilities** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information.

## Balance Sheet - Liabilities and Stockholders' Equity (continued)

- Loans and Financial balances (short-term and long-term) decreased 2% between September 2016 and October 2016, in absolute terms, equivalent to R$ 914 million (net reduction of R$ 925 million in the short term and increase of R$ 11 million in the long term). The reduction is mainly explained by the favorable impact of exchange variation (R$ 1,167 million) and partially offset by interest payable provisions (R$ 238 million) and by the creation of a loan between Copart4 and Oi Internet (R$ 11 million).
- Further details on the nature of the loans and Financial are in the table below :

| R$ thousand | Sep-16 | Oct-16 |
|---|---|---|
| Foreign currency - third parties | 35.177.167 | 34.127.335 |
| National currency - third parties | 13.041.731 | 13.174.150 |
| Foreign currency - related parties | 440.326 | 433.211 |
| **Loans and Financial CP** | **48.659.224** | **47.734.696** |
| National currency - related parties | 8.304 | 19.197 |
| **Loans and Financial LP** | **8.304** | **19.197** |
| **Total** | **48.667.528** | **47.753.893** |

Source: Information provided by Management.

- We note that in addition to the loan with Oi Internet mentioned above, the Parties under Reorganization have balances with other related parties, such as the loan between Telemar and PT Participações SGPS S.A., a related company that is not part of the RJ.

# *Parties under Reorganization Consolidated - Balance Sheet Assets – Liabilities and Shareholders' Equity – September 30, and October 31, 2016 (continued)*

Balance sheet
Liabilities and Stockholders' Equity

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| Salaries, social charges and benefits | 403 038 | 399,689 |
| Suppliers | 8 199 641 | 7,754,981 |
| Loans and Financial | 48 659 224 | 47,734,696 |
| Derivative Financial instruments | 104 694 | 104,694 |
| Current taxes payable | 1 605 352 | 1,616,542 |
| Dividends and interest on capital | 29 102 | 6,297 |
| Authorizations and concessions payable | 84 450 | 93,332 |
| Tax ReFinancial Program | 89 944 | 89,912 |
| Provisions | 863 308 | 860,068 |
| Other obligations | 1 489 736 | 1,499,792 |
| **Current tax liabilities** | **61 528 489** | **60,160,002** |
| Loans and Financial | 8,304 | 19,197 |
| Other taxes | 1,038,060 | 1,056,984 |
| Authorizations and concessions payable | 7,374 | 7,043 |
| Tax ReFinancial Program | 637,103 | 629,381 |
| Provisions | 3,604,947 | 3,610,087 |
| Pension fund provisions | 416,094 | 416,121 |
| Provisions for investment losses | 244,919 | 227,408 |
| Other obligations | 2,762,359 | 2,734,322 |
| **Non-current liabilities** | **8,719,160** | **8,700,543** |
| **Stockholders' Equity** | **9,506,935** | **10,038,424** |
| **Total liabilities** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information.

## Balance Sheet - Liabilities and Stockholders' Equity (continued)

- The negative variation of R$ 23 million in Dividends and interest on capital refers to the prescription of the dividends declared by Oi SA in 2013, which were not redeemed by the stockholders within the legal term (three years), as provided for in Article 287 of the Brazilian Corporation Law (Law 6,404 / 1976, as amended by Law 10,303 / 2001). The prescription and the amount in question were informed by the institution of the custodian of these shares on the maturity date.
- The R$ 9 million (9%) increase in Authorizations and concessions payable refers to the monthly provision of Authorizations and concessions payable of R$ 7 million and to the provision for interest related to the present value of the concession contracts (2G and H Band), which will be paid in the future.
- Analyzing jointly the short and long-term balances, the positive variation of R$ 2 million observed in Provisions between September 2016 and October 2016 is explained by the net amount of write-offs related to lawsuits closed and the entries of new lawsuits plus monetary restatement on the balance of provisions for contingencies.

| R$ thousand | Aug/16 | Variation | Sept/16 |
|---|---|---|---|
| Tax Provisions | 28,367 | 964 | 29,331 |
| Provisions for social security and labor | 132,804 | (12,627) | 120,177 |
| Civil Provisions | 702,137 | 8,423 | 710,560 |
| **Provisions CP** | **863,308** | **(3.,40)** | **860,068** |
| Tax Provisions | 530,171 | 2,631 | 532,802 |
| Provisions for social security and labor | 601,718 | 16,950 | 618,668 |
| Civil Provisions | 2,473,058 | (14,441) | 2,458,617 |
| **Provisions LP** | **3,604,947** | **5,140** | **3,610,087** |
| **Total** | **4,468,255** | **1,900** | **4,470,155** |

Source: Information provided by Management.

# Parties under Reorganization Consolidated - Balance Sheet Assets – Liabilities and Shareholders' Equity – September 30, and October 31, 2016 (continued)

**Balance sheet**
**Liabilities and Stockholders' Equity**

| R$ thousand | Sept 30, 2016 | Oct 31, 2016 |
|---|---|---|
| **Current tax liabilities** | **60,965,597** | **61,528,489** |
| **Non-current liabilities** | **8,719,160** | **8,700,543** |
| Capital | 21,438,374 | 21,438,374 |
| Capital reserves | 1,484,911 | 1,484,911 |
| Profit / Loss Ac. from Previous Years | (9,672,334) | (9,672,334) |
| Profit / Loss Accumulated Jan 2016 to Sept 2016 | (3,212,092) | (3,212,092) |
| Profit / Losses Oct 2016 | - | 689,647 |
| Share issuance cost | (377,429) | (377,429) |
| Adjustment of appraisal adjustment | (70,216) | (228,375) |
| Other comprehensive income | (84,279) | (84,279) |
| **Stockholders' equity** | **9,506,935** | **10,038,424** |
| **Total liabilities** | **79,754,584** | **78,898,969** |

Source: Financial statements and management information.

## Balance Sheet - Liabilities and Stockholders' Equity (continued)

- Consolidated net income for October 2016 for the Parties under Reorganization, which will be commented below, was R$ 690 million.
- The variation of R$ 158 million in **Asset Valuation Adjustments** is essentially related to the effect of the exchange rate variation on PT Participações 'stockholders' equity, which was recorded in the consolidation of Oi S.A., as shown in the caption "Investments".
- The other group accounts, as expected, did not suffer relevant variations.

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016

**Statement of operations**

| R$ thousand | Sept-2016 | Oct-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net revenue from Product Sales and / or Services** | **1,861,463** | **1,851,083** |
| Cost of services provided and sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the results of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial result and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated profit (loss) for the Period** | **73,059** | **689,647** |

Source: Financial statements and management information

## Monthly Statement of Operations

On the left is the Consolidated Statements of Operations of the Parties under Reorganization, for the months of September and October 2016, as provided by the Management of the Parties under Reorganization. It should be noted that these Financial statements refer only to the seven Companies in RJ (Consolidated Statements of the Parties under Reorganization) and not to the Oi Group.

We will now look at the main fluctuations observed in the month of September in relation to the previous month, presenting the respective clarifications provided by Management .

- Gross Revenue increased by R$ 20 million (0.6% in relation to September), due to variations in revenues related to data communication services (increase of R$ 17 million), mobile telephony (increase of R$ 16.9 million ) and R$ 7.7 million in Other Services, which include, for example, Oi TV subscriptions, collection of bonus points and HD services. In addition, there was a reduction in fixed telephony services (decrease of R$ 16.7 million) and remuneration for the use of fixed and mobile networks (R$ 5.2 million).


R$ millions
1.400
1.200
1.000
800
600
400
200
-
1.231
1.214
1.016
1.032
84
79
942
959
267
275
Land telephone service
Mobile telephone service
Remuneration for the use of the fixed / mobile network
Data communication services
Other services
Sept-2016
Oct-2016

Source: Trial balances

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of operations R$ Thousand | Sep-2016 | Oct-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net Revenue from product sales and / or services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated profit (loss) for the period** | **73,059** | **689,647** |

Source: Financial statements and management information

| Subscribers base (in thousands) | Jun/16 | Jul/16 | Aug/16 | Sep/16 | Oct/16 | Change (%) Sept-Oct16 |
|---|---|---|---|---|---|---|
| Mobile | 47,575 | 47,294 | 47,083 | 46,387 | 45,724 | -1% |
| Land | 14,707 | 14,672 | 14,583 | 14,525 | 14,474 | 0% |
| Velox | 5,710 | 5,722 | 5,719 | 5,722 | 5,737 | 0% |
| TV | 1,131 | 1,152 | 1,164 | 1,174 | 1,189 | 1% |
| **Total** | **69,123** | **68,839** | **68,549** | **67,808** | **67,124** | **-1%** |

Source: Management information

## Monthly Statement of Operations (continued)

- The Net Revenue in October accompanied the total subscriber base reduction of the Parties under Reorganization. The reduction was around 1.1%, as shown in the table below to the left. The impact was also maximized by the increase in discounts granted this month, due to the adoption of a more aggressive commercial policy by Management.
- The average net ticket for subscription of the Parties under Reorganization (fixed lines telephone, mobile, TV and Velox) remains broadly unchanged compared to September 2016, even with the reduction in the subscriber base in the last 4 months.


R$ millions
1.980
1.960
1.940
1.920
1.900
1.880
1.860
1.840
1.820
1.800
1.780
29
28
27
1.962
28,4
1.902
27,6
1.900
27,7
1.861
27,5
1.851
27,6
Jun/16
Jul/16
Aug/16
Sep/16
Oct/16
Net Revenue
Average ticket (in R$)

Source: Trial balances and PwC analysis

* We point out that in this MAR, unlike the previous one (September 2016), we analyzed the subscriber base in relation to the net revenue from the discounts mentioned above. Thus, it is avoided that any distortions in the calculation of the "average ticket" of subscribers occur, as would be observed if the calculation were made based on gross operating revenue.

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of income<br>R$ Thousand | Sept-2016 | Oct-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net revenue from sale of goods and / or services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated profit (loss) for the period** | **73,059** | **689,647** |

Source: Financial statements and management information

## Monthly Statement of Operations (continued)

- In October 2016, the Parties under Reorganization reported a reduction of approximately 1.7% in Cost of services provided. Consolidated gross margin was slightly higher than in the previous month due to the combination of this reduction and the increase in gross revenue.
- The main factors that influenced the reduction of costs observed in October were materials, whose consumption decreased by 47% (R$ 7.7 million), cost with satellites and EILD (a total reduction of R$ 4.2 million), Rents of unrelated companies (reduction of R$ 3.5 million), as well as costs of network maintenance services, which decreased by R$ 3.1 million, due to the higher incidence of contractual penalties for maintenance service providers and (PSR's) in the month..

## Gross profit x Gross margin


800
700
600
500
400
300
200
100
-
R$ millions
40%
35%
30%
25%
20%
15%
10%
5%
0%
584
680
722
639
649
30%
36%
38%
34%
35%
Jun-16
Jul-16
Aug-16
Sept-16
Oct-16
Gross profit
Gross margin

Source: Trial balances and PwC analysis

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of operations<br>R$ thousand | Sept-2016 | Oct-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net Revenue from sale of goods and / or services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated Profit ( Loss) for the Period** | **73,059** | **689,647** |

Source: Financial statements and management information

## Monthly Statement of Operations (continued)

- As explained by Management, the increase of R$ 15 million in **Genral and administrative expenses** is mainly due to the increase in personnel expenses, in the order of R$ 2.3 million and expenses on rents and insurance (approximately R$ 5 million). In turn, there was also an increase of over R$ 5 million in third-party services, making up the majority of the account variation, which includes, among others, electricity bills, legal advisory services and data processing software.
- The reduction observed in **Other operating revenues** was 4% (or R$ 6.7 million) compared to September 2016. This is due mainly to three factors :

  i. Infrastructure rents: increase of R$ 4.2 million in revenues from rents to third parties, compared to September.

  ii. Expenses recovered: reduction of R$ 33.3 million referring to the reorganization of extemporaneous ICMS credits on electricity. This was an extraordinary event, the occurred in September, with no equivalent revenue generation in October.

  iii. Other revenues: increase of R$ 23 million arising especially from the reorganization of prescribed dividends after the term of 3 years. For more information, please refer to the topic "Dividends and interest on stockholders' equity" previously mentioned.

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of operations<br>R$ thousand | Sept-2016 | Oct-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net Revenue from Sale of Goods and / or Services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial results and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610 403 |
| **Financial result** | **(555,118)** | **803 549** |
| Current tax | (25,633) | (33 498) |
| Deferred tax | 295,296 | (335 275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368 773)** |
| **Consolidated profit (loss) for the period** | **73,059** | **689 647** |

Source: Financial statements and management information

## Monthly Statement of Operations (continued)

- The **Equity in the results of investees** reflects the appropriation of the net income of the subsidiaries of the Oi group that are not Parties under Reorganization. In October 2016, the Equity in the results of investees was mainly impacted by the following entities :

  i. Oi Internet - presented net income of R$ 69 million.

  ii. Rio Alto Participações - presented net income of R$ 17 million.

  iii. Serede - presented a loss of R$ 28 million.

  iv. PT Participações - presented net income of R$ 25 million. It should be mentioned that the Equity Method elaborated by Management does not consolidate the negative change in PT Participações Stockholders' Equity as a result of the exchange variation in October, a variation that is presented in the "Investments" section of the Balance Sheet Section. Only Net Income for the month is added to Equity in the results of investees.

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of income<br>R$ thousand | set-2016 | out-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net revenue from product sales and / or services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated profit (loss) for the period** | **73,059** | **689,647** |

Source: Financial statements and management information

| Indicators | 31-May-16 | 30-Jun-16 | 31-Jul-16 | 31-Aug-16 | 30-Sep-16 | 31-Oct-16 |
|---|---|---|---|---|---|---|
| USD | 3,5951 | 3,2098 | 3,2390 | 3,2403 | 3,2462 | 3,1811 |
| % Variation in the month | | -10,72% | 0,91% | 0,04% | 0,18% | -2,01% |
| EURO | 4,0039 | 3,5414 | 3,6183 | 3,6116 | 3,6484 | 3,4811 |
| % Variation in the month | | -11,55% | 2,17% | -0,19% | 1,02% | -4,59% |
| CDI | | 1,16% | 1,11% | 1,21% | 1,11% | 1,05% |
| IPCA(m-2) | | 0,61% | 0,78% | 0,35% | 0,52% | 0,44% |
| Business days | | 22 | 21 | 23 | 21 | 20 |

Source: Information provided by Management

## Monthly Statement of Operations (continued)

- As expected and already observed in previous months, the variation of the **Consolidated Financial result** results from the appropriation of interest incurred in the period and, in this month, mainly from exchange variation.
- In October 2016, the Brazilian currency appreciated against the US Dollar by 2.01% and by 4.59% against the Euro. These movements in the foreign exchange scenario benefited the provision for interest and foreign exchange variation on loans denominated in foreign currency, providing gains in the consolidated Financial results of the Parties under Reorganization, since the loans are exposed to exchange variation
- Given the magnitude of the debt and the exposure of loans to exchange variation, the effect of the exchange rate became relevant, due to the strong appreciation of the Real in October, influencing the improvement of the monthly Financial result as presented.

| R$ thousand | Sep-16 | Oct-16 | Variation | %over total variation |
|---|---|---|---|---|
| Interest, monetary variations on loans (related companies) | (6.641) | (36.670) | (30.028) | -2% |
| Interest, monetary and foreign exchange variation payable (third parties) | (313.568) | 843.514 | 1.157.081 | 85% |
| Transactions with derivative Financial Instruments | (233) | (234) | (1) | 0% |
| Income from Financial investments | 62.371 | 66.021 | 3.650 | 0% |
| Monetary adjustment of provisions for loss in proc. Judicial | (21.185) | (22.562) | (1.376) | 0% |
| Taxes on Financial transactions and bank charges | (35.836) | (32.708) | 3.127 | 0% |
| Interest and monetary variations on other liabilities and assets | 3.097 | (7.733) | (10.830) | -1% |
| Others | (243.123) | (6.080) | 237.043 | 17% |
| **Consolidated Financial result** | **(555.118)** | **803.549** | **1.358.667** | **100%** |

Source: Financial statements and management information.

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of operations<br>R$ Thousand | Sep-2016 | Oct-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net revenue from sale of goods and / or services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393.706)** |
| **Profit before Financial and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated profit (loss) for the period** | **73,059** | **689,647** |

Source: Financial statements and management information

## Monthly Statement of Operations (continued)

- It is important to note that, unlike the previous month, the **Financial result** for October 2016 no longer includes the expense (which was R$ 240 million in September) related to the reclassification of an elimination related to the cumulative fair value variation of the Oi shares owned by PTIF. Further information on the subject, please refer to the MAR of September 2016.
- For further details, the following is the evolution of the Parties under Reorganization Financial result between September and October, based on the items presented previously.

## Bridge of Financial Result


1.000.000
800.000
600.000
400.000
200.000
-
(200.000)
(400.000)
(600.000)
(800.000)
R$ thousand
(555.118)
(10.830)
1.157.081
(30.028)
242.443
803.549
Financial result Sept/16
(a)
(b)
(c)
(d)
Financial result Oct/16

Source: Trial balances and PwC analysis

Chart legend "Bridge of Financial result

(a) Interest and monetary variations other liabilities and assets

(b) Interest, monetary and exchange variation on loans payable (third parties)

(c) Interest, monetary variations on loans and advances to related companies

(d) Other

# Parties under Reorganization Consolidated - Monthly Statement of Operations - comparison October 2016 and September 2016 (continued)

| Statement of operations<br>R$ Thousand | set-2016 | out-2016 |
|---|---|---|
| Gross operating revenue | 3,540,151 | 3,559,921 |
| Deductions from gross revenue | (1,678,688) | (1,708,838) |
| **Net revenue from sale of goods and / or services** | **1,861,463** | **1,851,083** |
| Cost of services provided and products sold | (1,222,904) | (1,202,506) |
| **Gross profit** | **638,559** | **648,577** |
| Selling expenses | (327,548) | (325,713) |
| General and administrative expenses | (240,515) | (255,518) |
| Other operating income | 163,271 | 156,520 |
| Other operating expenses | (137,972) | (132,800) |
| Equity in the result of investees | 262,719 | 163,805 |
| **Operating expenses** | **(280,045)** | **(393,706)** |
| **Profit before Financial result and taxes** | **358,514** | **254,871** |
| Financial income | 121,694 | 193,146 |
| Financial costs | (676,812) | 610,403 |
| **Financial result** | **(555,118)** | **803,549** |
| Current tax | (25,633) | (33,498) |
| Deferred tax | 295,296 | (335,275) |
| **Income tax and social contribution on profit (loss)** | **269,663** | **(368,773)** |
| **Consolidated profit (loss) for the period** | **73,059** | **689,647** |

Source: Financial statements and management information

## Monthly Statement of Operations (continued)

- The changes in current and deferred tax accounts, mainly represented by the negative impact of R$ 335 million on the **Deferred tax Income Tax and Social Contribution account,** relate mainly to the following factors :

i. Interest and exchange variation on debts in the order of R$ 293 million.

ii. Amortization of goodwill from the merger of Telemar Participações (R$ 20 million).

iii. Accelerated depreciation (R$ 6 million).

iv. Compensation of tax loss and negative basis of Social Contribution (R$ 11 million).

- It should be noted that our work as Administrators does not include analysis on the adequacy of the assessment of taxes by the Parties under Reorganization and potential risks associated with the respective procedures adopted.

# *Parties under Reorganization Consolidated - Management Cash Flow Statement - October 1 to 31, 2016*

| Receipts | Sept-2016 | Oct-2016 | Δ |
|---|---|---|---|
| Clients | 2.025 | 1.996 | -1% |
| Deductions from gross revenue | 442 | 466 | 5% |
| Network Usage Services / Other | 414 | 321 | -22% |
| Total | 2.881 | 2.783 | -3% |

| Materials / services | Sept-2016 | Oct-2016 | Δ |
|---|---|---|---|
| Plant Maintenance | (13) | (120) | 836% |
| Lease | (234) | (255) | 9% |
| Data Processing / Graphics | (102) | (110) | 9% |
| Call Center Customer Service | (101) | (199) | 96% |
| Dealers | (105) | (98) | -6% |
| Consulting / Auditing / Fees | (42) | (34) | -19% |
| Other Services / Payments | (677) | (415) | -39% |
| Total | (1.274) | (1.230) | -3% |

| Investments | Sept-2016 | Oct-2016 | Δ |
|---|---|---|---|
| Telemar | (48) | (162) | 235% |
| Brt Fixa | (16) | (71) | 343% |
| Oi Móvel | (32) | (83) | 161% |
| Total | 2.881 | 2.783 | 228% |


R$ millions
9.500
9.000
8.500
8.000
7.500
7.000
6.500
6.000
5.500
5.000
6.246
2.783
(127)
(1.230)
(123)
(655)
24
(38)
(316)
(30)
61
6.595
Operating cash generation = R$ 318 million
Opening Balance - Financial Cash (Sep / 16)
Receipts
Personnel
Materials / Services
Network Usage Services
Taxes
Judicial deposits
Contingencies
Investments
Intra Group Operations
Financial Operations
Ending Balance - Financing Cash (Oct / 16)

Source: Management statements prepared and made available by the Companies.

- As reported in previous MARs, the chart presented is prepared based on management information, prepared monthly by management on a consolidated basis, only for inclusion in the MARs. As already reported, this managerial Financial cash flow does not directly reconcile with the accounting balance. There is a difference of R$ 33 million higher in the managerial position in relation to the accounting balance, which is equivalent to approximately 0.5% of the book balance of Cash and Cash Equivalents. This difference is mainly explained by the following factors :

  a) Amounts not yet transferred from bank accounts to the centralized treasury account, which have not yet been reconciled (payments and receipts "in transit");

  b) Values of judicial blocks applied in the Fundo Litoral (Itaú) appear positively in the position of the Management cash. However, these amounts are deducted from the Cash Account.

  c) Telemar and Oi S.A. hold securities of Oi Coop (Bond USD 2022). In the consolidated cash of these companies, this application is eliminated with the debt so that the amount is disclosed net of the repurchased value.

  • The components of each group of inputs (receipts) and outputs (payments) are opened in the auxiliary tables to the chart, and relate to the comments made throughout the analysis section of the results contained in the previous pages.

# *List of Creditors*

# List of Creditors

| Creditors per Area | Published on June 20, 2016 | | | | Published on September 20, 2016 | | | |
|---|---|---|---|---|---|---|---|---|
| | Number of creditors | National currency | Foreign currency | Total | Number of creditors | National currency | Foreign currency | Total |
| Legal – Labor-related cases | 5,007 | 483 | - | 483 | 4.978 | 479 | - | 479 |
| Attorneys fees | 191 | 86 | 0 | 86 | 186 | 86 | 0 | 86 |
| Pension Fund | 1 | 534 | - | 534 | 1 | 534 | - | 534 |
| Suppliers - CAP – Lawyers | 6 | 1 | - | 1 | 7 | 1 | - | 1 |
| Legal – Civil – PEX | - | - | - | - | 41 | 4 | - | 4 |
| **Class 1 – Labor Claims** | **5,205** | **1,104** | **0** | **1,104** | **5,213** | **1,104** | **0** | **1,104** |
| Financial | 1 | 3,327 | - | 3,327 | 1 | 3,327 | - | 3,327 |
| **Class 2 – Secured Creditors** | **1** | **3,327** | **-** | **3,327** | **1** | **3,327** | **-** | **3,327** |
| Financial | 19 | 9,403 | 36,691 | 46,094 | 17 | 3,952 | 36.710 | 40,662 |
| Anatel – Office of the General Counsel for the Federal Government and judicial sphere | 1 | 7,201 | - | 7,201 | - | - | - | - |
| Anatel - administrative sphere | 1 | 3,891 | - | 3,891 | 1 | 11,092 | - | 11,092 |
| Legal – Civil Liability Cases PEX | 43,432 | 1,373 | - | 1,373 | 43,463 | 1,373 | - | 1,373 |
| Suppliers - CAP – Suppliers | 746 | 1,353 | 8 | 1,361 | 820 | 6,997 | 11 | 7,008 |
| Suppliers - CAP – Intercompany | 78 | 238 | - | 238 | - | - | - | - |
| Legal – Strategic Civil Liability Cases | 62 | 152 | - | 152 | 62 | 152 | - | 152 |
| Legal – JEC Cases | 12,202 | 106 | - | 106 | 12,251 | 106 | - | 106 |
| Legal – Civil Liability Consumer Cases | 1,902 | 85 | - | 85 | 1,934 | 79 | - | 79 |
| Legal – Administrative Cases | 90 | 11 | - | 11 | - | - | - | - |
| Attorneys' Fees | 37 | 4 | - | 4 | 37 | 4 | - | 4 |
| PROCON /ANCINE | - | - | - | - | 90 | 18 | - | 18 |
| HR Suppliers | - | 17 | - | 17 | 8 | 17 | - | 17 |
| Legal – Employment- related cases | - | - | - | - | - | - | - | - |
| **Class 3 – Unsecured Creditors** | **58,570** | **23,,834** | **36,700** | **60,534** | **58,683** | **23,790** | **36,721** | **60,511** |
| Legal – Civil Liability Cases PEX | 1.909 | 113 | - | 113 | 1,909 | 113 | - | 113 |
| Suppliers - CAP – Suppliers | 1.105 | 63 | - | 63 | 1,101 | 64 | - | 64 |
| Legal – Strategic Civil Liability Cases | 18 | 7 | - | 7 | 18 | 7 | - | 7 |
| Legal – JEC Cases | 31 | 0 | - | 0 | 31 | 0 | - | 0 |
| Legal – Civil Liability Consumer Cases | 11 | 0 | - | 0 | 11 | 0 | - | 0 |
| **Class 4 – Small and small size companies** | **3,074** | **184** | **-** | **184** | **3,070** | **184** | **-** | **184** |
| **Total of Creditors** | **66,850** | **28,449** | **36,700** | **65,149** | **66,967** | **28,405** | **36,721** | **65,127** |

Source: Lists made available by OI, as being the lists published on the respective dates.

*** There was no change in the List of Creditors submitted above in relation to the list informed in the MAR of the previous month. In the following page, we present details concerning the published List of Creditors.**

# List of Creditors

- Based on its controls and internal systems, the Management of the Parties under Reorganization has prepared and consolidated a list of all obligations that, according to Management, should make up the base of creditors at the time the Judicial Reorganization was applied for (June 20, 2016). The first list was attached to the case records along with the initial petition and subsequently rectified and updated by the Management of the Parties under Reorganization, as shown in the columns at the right in table presented above.
- The columns to the right refer to the Notice in accordance with Article 52, paragraph 1, of Act No. 11101/2005, published on September 20, 2016.
- The compositions above include the List of Creditors classified as: Class 1 (Labor-Claims), Class 2 (Secured Creditors), Class 3 (Unsecured creditors) and Class 4 (Small and small size companies), as legally required.
- For more details on the JA's activities together with the Management of the Parties under Reorganization and of the creditors can be found in the Section "Summary of JA's Activities", later in report.

# Summary of the Administrators' Activities

# Summary of the Administrators' Activities up to date

## Creditors' services

As in the previous months, the JA's continue to be contacted by national and foreign creditors, either by the telephone number 0800-717-7738 or +55 (21) 3232-1142, created specially for foreign creditors, or by e-mail credoresoi.pwc.wald@pwc.com.

Once the sorting of more than 30 thousand Messages on proof of claims and disputes received through the several channels created for this purpose is completed, the Administrators have engaged in the analysis of all these messages and the relevant documentation that was submitted.

In this context, the Administrators have held meetings with the company and have been in daily contacts in order to obtain information. The Administrators have also met with all creditors who filled proofs of claims and disputes who intended or were requested to provide clarification concerning their claims.

Concerning the judicial reorganization case in the Netherlands of the companies Oi Brasil Holdings Cooperatief UA ("Oi Coop") and Portugal Telecom International Finance B.V. ("PTIF"), the Administrators has kept in contact with their Judicial Administrators whenever requested by them.

As already mentioned in previous Reports, the Administrators continue analyzing legal issues of different levels of complexity and of several branches of law, including international Law, in view of the multiple questions submitted to them.

Next the JA's lists the Statements submitted in the case files of the electronic procedure since the last Monthly Activity Report, indicating the respective pages.

# Summary of the Administrators' Activities up to date (continued)

## Summary of the Administrators' Statements

| | | |
|---|---|---|
| **102.355/102.413** | Monthly report on the activities performed by the Parties under Reorganization. | November 16, 2016 |
| **104.402/104.406** | Statements on:<br>i. The official letter of the 1st Labor Court of Ribeirão Preto, State of São Paulo, requesting "reservation of sufficient cash for payment of the contributions to Social Security due by OI MOVEL S.A", in the case files of Labor Complaint No. 0000523-07.2013.5.15.0004.<br>ii. The official letter of the 1st Labor Court of Maringá, State of Paraná, requesting credit reservation of BRL 30,000.00, deriving from a temporarily arbitrated legal order of payment in the case files of Labor Complaint No. 0001561-03.2015.5.09.0020.<br>iii. Request for the Parties under Reorganization to submit a detailed and segregated List of Creditors containing individualized liabilities of each of the Parties under Reorganization, filed by Capricorn Capital Ltd. and Syzygy Capital Management Ltd. | December 2, 2016 |

# Summary of the Administrators' Activities up to date (continued)

## Summary of the Administrators' Statements

| | | |
|---|---|---|
| 104.402/104.406 | Statement on (continued):<br>iv. The request to the effect that the Administrators should submit a Monthly Activity Report – MAR "regarding the month of August following the pattern of the report of July, segregating assets and liabilities of each of the Parties under Reorganization and individualizing the Financial operations performed by each one of them", as well as the future reports should follow this template, filed by Capricorn Capital Ltd. and Syzygy Capital Management Ltd..<br>v. The Statement of Citicorp Administrators Company Ltd. regarding the request of subpoena of the Administrators for submission of a list of its bondholders, filed by Júlio César de Azeredo Sá and others.<br>vi. Statement of the Parties under Reorganization regarding the unified Court Supervised Reorganization Plan. | December 2, 2016 |
| 104.643/104.656 | Statement to the effect that the Judge of the Court Supervised Reorganization should establish standards for the credits to be included in the List of Creditors provided for by § 2, of Article 7, of Act No. 11101/05. | December 8, 2016 |

# Summary of the Administrators' Activities up to date (continued)

## Summary of the Administrators' Statements

| | | |
|---|---|---|
| **104.637/104.638** | Statement requesting replacement of the publication containing the procedure to be followed for individualization of the bondholders, having in view the performance of voting rights during the General Creditors' Meeting. | December 8, 2016 |

# Summary of the Administrators' Activities up to date (continued)

## Summary of the Administrators' Statements

### Interlocutory Appeals in which the Administrators presented manifastions:

| | | |
|---|---|---|
| **0053341-77.2016.8.19.0000** | Appeal filed by the National Telecommunications Agency – Anatel against the decision of pages 90.466/90.470 that suspended enforceability of the renewal of insurance policy No. 775000011, lilnked to Authorization Deed No. 64/2013/SOR-ANATEL, until the administrative request for reduction of the amount of the guarantee, in consequence of the partial fulfillment of the contractually provided liabilities. | November 18, 2016 |
| **0053135-63.2016.8.19.0000** | Appeal filed by creditor China Development Bank Corporation against the decision of pages 89.496/89.525, integrated by the decision on pages 93.670/93.674, which postponed appreciation by the Court regarding the manner of submission of the Court Supervised Reorganization Plan, whether unified or segregated for each Party under Reorganization. | November 29, 2016 |

# Summary of the Administrators' Activities up to date (continued)

## Summary of the Administrators' Statements

| | | |
|---|---|---|
| **0051668-49.2016.8.19.0000** | Appeal filed by Capricorn Capital Ltd. and Syzygy Capital Management Ltd against the decision on pages 89.496/89.525, which (i) granted the procedure of Court Supervised Reorganization, with the admissibility of joinder of plaintiffs between several companies of the Oi Group, among them Portugal Telecom International Finance B.V and Oi Brasil Holding Coöperatief U.A.; and (ii) ordered publication of the public notice provided for in § 1 of Article 52 of Act No. 11101/2005, based on the unified List of Creditors submitted by the Parties under Reorganization. | December 5, 2016 |

# Summary of the Administrators' Activities to date (Continued)

## Summary of the Administrators' Statements

### Proofs of Claim to which the Administrators presented replies:

| | | |
|---|---|---|
| **0324456-74.2016.8.19.0001** | Claim filed by Adauto Melges Lens Junior, by means of which he alleges being creditor for the amount of BRL 7,001.38, a credit deriving from lawsuit No. 0016159-37.2015.8.16.0045, filed before the Small Civil Claims Court of the Jurisdiction of Arapongas, State of Paraná, against OI S.A. and OI Móvel S.A. | November 22, 2016 |
| **0323188-82.2016.8.19.0001** | Claim filed by Barreira de Oliveira – Consultoria Jurídica Empresarial, alleging to be creditor for the amount of BRL 78,54158, a credit deriving from lawsuit No. 0415281-69.2013.8.19.0001, filed before the 34th Civil Court of the Jurisdiction of the State of Rio de Janeiro, against Telemar Norte Leste S.A. | December 2, 2016 |
| **0324362-29.2016.8.19.0001** | Claim filed by Emteco Distribuidora de Peças Agrícolas e Comerciais Ltda., alleging to be creditor for the amount of BRL 53,215.02, a credit deriving from lawsuit No. 0009300-02.2009.8.16.0017, filed before the 4th Civil Court of the Jurisdiction of Maringá, State of Paraná, against Brasil Telecom S.A (currently named Oi S.A.). | December 2, 2016 |

# Summary of the Administrators' Activities up to date (continued)

## Summary of the Administrators' Statements

### Proofs of Claim to which the Administrators presented replies:

| | | |
|---|---|---|
| **0304807-26.2016.8.19.0001** | Claim filed by Tairini da Silva Pinho dos Santos, alleging to be creditor for the amount of BRL 4,930.16, a credit deriving from lawsuit No. 0029395-41.2015.8.19.0023, filed before the Small Civil Claims Court of the Jurisdiction of Itaboraí, State of Rio de Janeiro, against Telemar Norte Leste S.A.. | December 9, 2016 |
| **0321139-68.2016.8.19.0001** | Proof of Claim filed by Francisco Martins de Araujo, alleging to be creditor for the amount of BRL 2,080.00, a credit deriving from an agreement reached in lawsuit No. 0149245-24.2016.8.19.0001, filed before the 5th Small Civil Claims Court of Copacabana, State of Rio de Janeiro, against Telemar Norte Leste S.A. | December 9, 2016 |
| **0322744-49.2016.8.19.0001** | Proof of Claim filed by Eduardo Lopes da Fonseca, alleging to be creditor for the amount of BRL 10,944, a credit deriving from lawsuit No. 0202726-33.2015.8.19.0001, filed before the 5th Small Civil Claims Court of Copacabana, State of Rio de Janeiro, against Telemar Norte Leste S.A. | December 9, 2016 |

# *Summary of the Administrators' Activities up to date (continued)*

## Summary of the Administrators' Statements

### Proofs of Claim to which the Administrators presented replies:

| | | |
|---|---|---|
| **0322980-98.2016.8.19.0001** | Proof of claim filed by Sonia Regina dos Santos de Macedo, alleging to be creditor for the amount of BRL 6.493,19, a credit deriving from lawsuit No. 0232718- 39.2015.8.19.0001, filed before the 29th Civil Court of the Jurisdiction of the Capital of the State of Rio de Janeiro, against Telemar Norte Leste S.A. | December 9, 2016 |
| **0323112-58.2016.8.19.0001** | Proof of claim filed by Derli Onofre de Oliveira, alleging to be creditor for the amount of BRL 3,633.09, a credit deriving from lawsuit No. 0158133-76.2015.8.13.0035, filed before the 3rd Small Civil and Criminal Claims Court of the Jurisdiction of Araguari, State of Minas Gerais, against Telemar Norte Leste S.A. | December 9, 2016 |
| **0335376-10.2016.8.19.0001** | Proof of claim filed by Vera Lúcia Maia de Souza e Silva, alleging to be creditor for the amount of BRL 1,018.67, a credit deriving from lawsuit No. 0144735-65.2016.8.19.0001, filed before the 5th Small Civil Claims Court of Copacabana, State of Rio de Janeiro, against Telemar Norte Leste S.A. | December 9, 2016 |

# *Summary of the Administrators' Activities up to date (continued)*

## Summary of the Administrators' Statements

### Proofs of Claim to which the Administrators presented replies:

| | | |
|---|---|---|
| **0331710-98.2016.8.19.0001** | Proof of claim filed by Lucimara Lima Alves, alleging to be creditor for the amount of BRL1,731.58, a credit deriving from lawsuit No. 0041983-98.2016.8.19.0038, filed before the 1st Small Claims Civil Court of the Jurisdiction of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A. | December 9, 2016 |

* Besides the above-mentioned Statements, the Administrators, in reply to official letters and requests addressed directly to the Administrators by the most varied courts of the Country, submitted Statements in claims filed against the Parties under Reorganization.

# Attachments

# Consolidation Procedures

## Combination of Information

- As already mentioned, the process of consolidation of the Financial information of the Parties under Reorganization generates information different from those published in the ITRs and the audited Financial Statements of the Oi Group, due, for example, to the fact that not all legal entities part of the Oi Group are Parties under Reorganization.
- Regarding consistency and accuracy of the information consolidation process, several meetings were held with the Management, who provided collaboration and support for us to achieve the required understanding.
- In a process of consolidation of Financial information, the following procedures are performed: (1) elimination of the effects of transactions among the companies included within the range of the consolidation, in this case the Parties under Reorganization, (2) reclassifications concerning adaptation, namely for purposes of consistency in the presentation, of some balances, (3) adjustments related to the effect of adoption of different accounting practices in the Parties under Reorganization located abroad, in relation to the companies situated in Brazil. The explanations set forth below about these three effects were obtained from the Management of the Parties under Reorganization and some were observed by us from the information received for the preparation of this Monthly Activity Report.

### ❶ Elimination of Intra-Group Transactions and Reclassifications

To present the Consolidated Balances of the Parties under Reorganization, exclusion (by means of elimination during the consolidation procedure) of the effects deriving from transactions that occur normally between the Parties under Reorganization (whether of a Financial or operational nature), as well as the balances concerning reciprocal stockholding interests, is performed. Some examples of Financial operations within the intra-group would be loan balances contained in the assets of one Part under Reorganization (that granted the funds), and, in the same amount, in the liabilities of another one (that took the funds), as well as the Financial expenses of the borrowing company that are Financial revenues in the lending company. Commercial intra-group transactions include revenues of one Party under Reorganization (service providers to another one, or even an entity that issues invoices against the final client for a service, the revenue of which belongs to the other Party under Reorganization) that are acknowledged as costs or expenses by another one (the company to which such services are provided, or the actual owner of a revenue co-invoiced by another Party under Reorganization).
We observed, furthermore, reclassification of balances recorded as Investments (non-current assets) to Capital Reserves (stockholders equity), regarding interest of 10% (ten percent) held by Telemar in Pharol (mutual interest). Oi S.A., by purchasing the assets of PT Portugal (former integral subsidiary of Pharol), also took over the interest that Telemar held in Pharol, the portion concerning mutual interest in the assets of Oi itself being acknowledged as "treasury shares" on the date of that purchase. For consolidation purposes, this amount is eliminated afterwards, because it is an intra-group transaction.

# Consolidation Procedures (continued)

## ❷ Adjustment of accounting practices concerning Financial statements of Parties under Reorganization situated abroad (in the Netherlands)

The Parties under Reorganization, Oi Coop and PTIF have their registered offices in the Netherlands and their Financial statements are prepared in accordance with the accounting practices of that country, that may differ from those adopted by the Oi Group in Brazil. The information of these Parties under Reorganization, in their original format, that are delivered to the Administrators and to the regulatory entities of that country, require some adjustments in order to align them with the accounting practices adopted by the Oi Group in Brazil, during the process of preparation of the Consolidated Financial information of the Parties under Reorganization herein submitted.

The Financial reports of Oi Coop and of PTIF are prepared respectively in USA Dollar and in Euros (functional currencies of each company), and submitted in the Netherlands both in Euros (Currency of the country where the head offices of the Companies are located, requiring a new conversion to be submitted in Reais. These adjustments occur mostly with the balances of stockholders equity, and concern, for example, the effect of differences in the exchange rates of certain transactions that are accounted for in the Netherlands directly for the exchange rates of the day when they are performed, being afterwards reconverted by the final exchange rate of the month, or also to the effect of the difference between the rate used to convert Financial information in the Netherlands, which is done on one date, to the rate used to convert the information into Reais, which may have been done some days later. The Management has controls over these items and is, therefore, able to quantify these adjustments and perform them for purposes of submitting Consolidated Financial Information of the Parties under Reorganization for every month. This work is prepared based on monthly Financial information provided by the Parties under Reorganization. It is likely that there might be differences in accounting classification for some balances and transactions in relation to the Financial statements of the Oi Group, prepared for publication purposes.

# *Qualifications and emphasis of the matter paragraphs in the report on the Financial Statements as of December 31, 2015 and in the Quarterly Information published as of September 30, 2016*

**For December 31, 2015**, the opinion of the external auditors (KPMG Auditores Independentes) on the Audit of the Oi Group contained a **qualification** regarding the form of acknowledgment of value added and subsequent "impairment" in the merger of **Telemar Participações S.A. ("Telemar")**, on September 1, 2015.

The assets of Telemar included the value added derived from the acquisition of Brasil Telecom Participações S.A. ("BrT", currently Oi S.A.), which, as allowed by the Brazilian Securities Commission – CVM, was reversed from the books of the Company and recomposed at the consolidated level of Telemar, until its complete amortization in 2025. Although there is no specific accounting norm concerning merger of entities under common control in the IFRS and accounting practices adopted in Brazil, understandings indicate that, in the case of merger, maintenance or reversal of the value added would be a choice in accounting practice for the Company. However, the positioning contained in the official CVM letter is in favor of its maintenance in the consolidated Financial statements of the stockholder Telemar.

The Company, in the merger, did not include the value added in the net assets. Consequently, on December 31, 2015 , the balances of non-current assets and stockholders equity are shown with BRL1,233,299 thousand below the actual amounts, regarding the net balance of the value added in the amount of BRL 9,079,988 thousand deducted from the loss by reduction of the recoverable amount of BRL 7,211,353 thousand and of the tax effects in the amount of BRL 635,336 thousand.

The loss of the Financial year ending on that date is less BRL 4,993,072 thousand than it should be regarding the lack of registration of the amortization of the value added of BRL 233,579 thousand and the loss of its recoverable value of BRL 4,759,493 thousand, both net of tax effects.

In the **Quarterly Information of September 30, 2016**, the auditors updated the amounts concerning this same qualification in the following manner: the balances of non-current assets and of stockholders' equity are shown less BRL 5,492,263 thousand (BRL 5,992,793 thousand on December 31, 2015), which corresponds to the net balance of value added of BRL 8,321,611 thousand (BRL 9,079,988 thousand on December 31, 2015) less the tax effects of BRL 2,829,348 thousand (R$ 3,087,196 thousand on December 31, 2015). Additionally, the loss of the periods of three and nine months ending on that date is reduced BRL 163,562 thousand and BRL 500,529 thousand, respectively, which corresponds to the lack of registration of the amortization of the value added, net of tax effects.

For the Quarterly Information, the Management of OI S.A. submitted a technical consultation to the Brazilian Securities Commission – CVM regarding the adopted accounting policy, which is still being analyzed by the regulatory agency.

# *Qualifications and emphasis of the matter paragraphs in the report on the Financial Statements as of December 31, 2015 and in the Quarterly Information published as of September 30, 2016 (continued)*

The opinion also includes an **emphasis** paragraph related to the **risk of operational continuity**. According to Explanatory Note No. 1 to the intermediate accounting information, having in view the equity and Financial situation of the Company, the recurrent losses and the lack of working capital, on June 20, 2016, of Oi S.A. - em Recuperação Judicial and its direct and indirect subsidiaries, Oi Móvel S.A. – em Recuperação Judicial, Telemar Norte Leste S.A. – em Recuperação Judicial, Copart 4 Participações S.A. – em Recuperação Judicial, Copart 5 Participações S.A. – em Recuperação Judicial, Oi Brasil Holdings Coöperatief U.A. – in Judicial Reorganization and Portugal Telecom International Finance BV – in Judicial Reorganization, filed a request for Court Supervised Reorganization before the 7th Business Law Court of the Jurisdiction of the Capital of the State of Rio de Janeiro, a request that was granted on June 29, 2016 as provided by Act No. 11101/05. On September 5, 2016 the Board of Directors of the Company approved the Court Supervised Reorganization Plan (the "Plan") prepared by the Management of the Company, containing a detailed breakdown of the reorganization process to be employed, the demonstration of its economic feasibility and the economic and Financial report as well as the assessment of the properties and assets of the Company, issued by a specialized company.

The General Creditors' Meeting ("AGC"), as provided by the Act, will vote on the plan within a term not longer than 150 (one hundred and fity) days counted from the granting of the procedure of Court Supervised Reorganization. Current taxly, there are several discussions underway and questions regarding the Plan, as well as depending on the above mentioned future events, which may become concrete or not, such as for example, if the General Creditors' Meeting does not approve the Plan. On September 30, 2016, assets and liabilities of the Company were measured and submitted considering normal continued of business. Given the above described circumstances and the present stage of the Court Supervised Reorganization case, even considering compliance with the corresponding legal requirements, there still are significant uncertainties regarding approval of the Plan within the range of the Court Supervised Reorganization process, and therefore it it is not possible to determine at this time what will be the outcome of this matter, its impact on the individual and consolidated intermediary accounting information, and furthermore if the entity will be able to realize its assets and settle its liabilities in the normal course of business.

Due to the relevancy of the issues described in the paragraph Basis for refraining from a conclusion, it was not possible for us to obtain appropriate and sufficient evidences to substantiate our conclusion about the intermediary individual and consolidated accounting information included in the above-mentioned Quarterly Information. Consequently, we do not express any conclusion on this intermediary accounting information."

**We recommend the full reading of the publication, available at Oi Group's website, http://ri.oi.com.br**

# *Brief description of the Parties under Reorganization*


Oi S.A.
Oi Móvel S.A.
Telemar Norte Leste S.A.
Parties under Reorganization of Group OI
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.
Oi Brasil Holdings Coöperatief U.A.

**Oi S.A.**

Main fixed-line Telephone operator in Region II and national and international long distance call operator. With interests in other companies of the Group, being the main "Holding" of the Group.

**Oi Móvel**

Mobile telefone provider for Regions I, II and III and DTH TV services
.

**Telemar Norte Leste**

Main fixed-line telefone operator in Region I and national and international distance calls operators.

**PTIF**

Non-operational entity. Vehicle for raising of funds/ resources in the international market.

**Copart 4 e 5**

Two legal entities used for the management and administration of the real property and the main real estates rented to Oi Group.

**Oi Coop**

Non-operational entity. Vehicle for raising of funds/resources in international Market.

* Diagram presented previously in the Preliminary Activities Report, dated of July 26th, 2016. Information presented again in order to facilitate understanding of the structure of the Parties under Reorganization.

# Organization Chart - Parties under Reorganization


Oi S.A.
(Holding)
100%
Telemar Norte Leste S.A. (STFC concession)
100%
Portugal Telecom Intern. Finance BV (Financial vehicle)
100%
Oi Brasil Holdings Cooperatif U.A. (Financial vehicle)
100%
Copart 5 (Financial vehicle)
98,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V
50%
Rio Alto Gestão de créditos e Participações S.A
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações S/A (Project Dommo)
100%
Oi Móvel S.A. ( SMP and SeAC authorization )
100%
Copart 4 (Financial vehicle)
4 other companies (See Attachments)
12 other companies (See Attachments)
Parties under Reorganization

Source: Parties information provided by Management

# Detailed Corporate Organization Charts – Parties under Reorganization


Telemar Norte Leste S.A.
100%
Oi Móvel S.A
100%
Copart 4 Participações S.A
50%
Companhia AIX de Participações
100%
Brasil Telecom Call Center S.A
99.99%
SEREDE - Serviços de Rede S.A
100%
Rede Conecta Serviços de Rede S.A
19.04%
Hispamar Satélite S.A.
99.99%
Dommo Empreendimentos Imobiliários S.A
99,9%
Brasil Telecom Comunicação Multimídia Ltda.
99,87%
Oi Paraguay Multimedia Comunicaciones SRL.
99.99%
BrT Card Serviços Financeiros Ltda
50%
Companhia ACT de Participações
10%
Pharol SGPS S.A
99.99%
Oi Internet S.A
12 outras empresas (please see next pages)
Parties under Reorganization

Source: Information provided by Management

# Detailed Corporate Organization Charts – Parties under Reorganization


Oi MóvelS.A.
99,99%
Paggo Empreendimentos S.A (Holding)
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
99,99%
Paggo Administradora Ltda.
Parties under Reorganization

Source: Information provided by Management.

# Detailed Corporate Organization Charts – Parties under Reorganization


Oi Internet S.A.
29,90%
Gamecorp S.A.
99,99%
Pointer Networks S.A.
15%
CDF – Central de Funcionamento, Tecnologia e Participações S.A.
99,99%
Vex Colômbia Ltda.
100%
Vex WiFi Canadá Ltd.
100%
VEX VENEZUELA, C.A.
100%
Pointer Peru S.A.C. (In liquidation)
100%
VEX WI-FI S.A. (Uruguai)
99%
Vex Paraguay S.A.
100%
Vex USA, Inc.
40%
Limited Liability Company "Vex Ukraine"

Parties under Reorganization (Note: there are no Parties under Reorganization in this table)

Source: Information provided by Management

# Glossary

| Term | Definition/Meaning |
|---|---|
| **1Txx** | First quarter of the relevant year (xx) |
| **AGC** | General Creditors' Meeting |
| **AGO** | Annual General Meeting |
| **AH** | Horizontal Analysis |
| **JA** | Judicial Administrators |
| **AV** | Vertical Analysis |
| ***Bonds*** | Bonds issued by the Parties under Reorganization |
| **BRL** | Reais or R$, Currency of Brazil |
| **CAP** | Accounts Payable |
| **CAPEX** | Capital Expenditures |
| **CDB** | Bank Deposit Certificate |
| **COFINS** | Social Security Financial Contribution |

# Glossary

| Term | Definition/Meaning |
|---|---|
| **Copart 4 / TC04** | Copart 4 Participação S.A. |
| **Copart 5 / TC05** | Copart 5 Participação S.A. |
| **CP** | Short-term |
| **CSRF** | Social Contributions withheld at Source |
| **CVM** | Brazilian Securities Commission |
| **EILD** | Industrial Exploitation of Dedicated Line |
| **Fistel** | Telecommunications Inspection Fund |
| **Inter-companies** | Means an operation or balance held between one of the legal entities of the Oi Group included in the Court Supervised Reorganization procedure and another entity of the Oi Group not included in this procedure. |
| **Intra-group** | Means an operation or balance held between two or more legal entities of the Oi Group included in Court Supervised Reorganization. |
| **IOF** | Tax on Financial Transactions |
| **IRCS** | Income Tax and Social Contribution |
| **IRRF** | Income Tax withheld at Source |

# Glossary

| Term | Definition/Meaning |
|---|---|
| **ITR** | Quarterly Information |
| **JEC** | Special Civil Court |
| **LDI** | International Long Distance Calls |
| **LP** | Long-term |
| **Oi Coop** | Oi Brasil Holdings Coöperatief U.A |
| **PCLD** | Provision for Doubtful Debts |
| **PEX** | Expansion Plan |
| **PIS** | Social Integration Program |
| **PRJ** | Court Supervised Reorganization Plan |
| **PSR** | Network Service Providers |
| **PTAX** | Foreign Exchange rate determined by the Central Bank |
| **PTIF** | Portugal Telecom Internacional Finance B.V |

# Glossário

| Term | Definition/Meaning |
|---|---|
| **Parties under Reorganization** | Refers jointly to the seven companies of the Oi Group that filed the request for Court Supervised Reorganization |
| **Rede Conecta** | Provider of services concerning implementation and maintenance of Telecom networks, subsidiary belonging to the Oi economic group since mid- 2016 |
| **Region I** | States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas and Roraima. |
| **Region II** | Federal District and States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia e Acre |
| **Region III** | State of São Paulo |
| **Region IV** | National |
| **RJ** | Court Supervised Reorganization |
| **MAR** | Monthly Activity Report |
| **RPA** | Preliminary Activity Report |
| **TNL / TMAR / Telemar / Telemar Norte Leste** | Telemar Norte Leste S.A. |
| **USD** | US Dollar |
| **Wald** | Arnoldo Wald Law Firm |

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